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                                                                    Exhibit 10.9

                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of December 29, 2005, by and between AVETA INC., a Delaware corporation (the "Company"), and TIMOTHY J. O DONNELL ("Executive").

          WHEREAS, Executive has expertise in operating health plans authorized pursuant to the Medicare Advantage program and in risk adjustment, medical network operations and administration (including plan design, pricing, utilization and quality control);

          WHEREAS, the Company and related entities operate or intend to operate various businesses (collectively, the "Business" and each element of the foregoing, a component of the Business) including (i) a health plan (a "Health Plan") authorized pursuant to the Medicare Advantage program, (ii) other companies that (x) operate or manage Health Plan(s), (y) perform or arrange for medical services for Health Plans (either on a capitated, risk sharing or fee for service basis) and/or (z) provide services to or on behalf of Health Plans in the areas of medical management, risk adjustment, medical network operations or administration; plan design, pricing, utilization or quality control; and

          WHEREAS, the Company wishes to assure itself and related entities of the services of Executive, and Executive wishes to provide such services, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of and in reliance upon the foregoing and the obligations and agreements contained herein, the Company and Executive hereby agree as follows:

     1. Term. The term of this Agreement shall commence on the date hereof and end on October 31, 2009, unless sooner terminated in accordance with this Agreement (the "Employment Period").

     2. Position. (a) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority of a senior executive in a similar position as shall be determined from time to time by the Board of Directors of the Company (the "Board") or the Chairman of the Board. Executive shall report to the Chairman of the Board.

          (b) During the Employment Period, Executive shall devote his full business time and best efforts to the business and affairs of the Company and shall perform his duties and responsibilities hereunder faithfully and diligently; provided, however, that nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, to the extent that such activities do not inhibit or prohibit the performance of Executive's duties under this Agreement or conflict in any way with the Business.

     3. Compensation.

          (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary (the "Base Salary"), payable in regular installments in accordance with

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the Company's usual payroll practices, as follows: (i) from the date hereof through October 31, 2007, at the annual rate of $375,000, (ii) from November 1, 2007 through October 31, 2008, at the annual rate of $400,000, and (iii) from November 1, 2008 through the end of the term of this Agreement, $425,000.

          (b) Annual Bonus. During the Employment Period, except as otherwise provided in Sections 3(c), Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. Executive shall have the opportunity to earn an annual target bonus measured against objective financial criteria and personal goals to be determined by the Board (or a committee thereof) of one hundred percent (100%) of Base Salary. For 2006, the Executive's target bonus shall be measured against the objective financial criteria and personal goals described on Attachment 3(b) to this Agreement.

          (c) 2005 Bonus. Executive shall be entitled to receive a minimum cash bonus, pursuant to Section 3(b) above, on account of, and subject to, his continued employment with the Company through the end of the calendar year ending December 31, 2005 equal to four hundred thousand dollars ($400,000) payable in accordance with the Company's policy for annual bonuses.

     4. Employee Benefits.

          (a) During the Employment Period, Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements.

          (b) Executive shall be entitled to receive four weeks of annual paid vacation, which vacation shall be taken in accordance with the Company's vacation policy for the Company's senior executives. Executive shall also be entitled to all paid holidays that the Company makes available to its employees.

     5. Business Expenses. During the Employment Period, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

     6. Termination. The Company or Executive may terminate this Agreement prior to the expiration of the Employment Period under the following circumstances:

          (a) Death. This Agreement shall terminate automatically upon Executive's death.

          (b) Total Disability. The Company may terminate this Agreement at any time after Executive becomes Disabled. For purposes of this Agreement, Executive shall be deemed "Disabled" upon Executive's inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 90 consecutive days, or for an aggregate of 120 days during any 12 month period, due to physical or mental incapacity or impairment, as determined in good faith by the Company. Such termination shall become effective five days after the Company gives notice of such termination to Executive.


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          (c) Termination by the Company without Cause. The Company may terminate this Agreement at any time and for any reason or no reason upon written notice to Executive.

          (d) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean any of the following, as determined in good faith and on a reasonable basis by the
Company: (i) perpetration by Executive of malfeasance, misappropriation, fraud or gross misconduct against or affecting the Company, or any of its parents, subsidiaries, affiliates or successors (collectively, the "Company Group") or any customer, client, agent or employee of the Company Group; (ii) any grossly negligent, willful or intentional act by Executive that could reasonably be expected to materially injure the reputation, business or business relationships of any member of the Company Group; (iii) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or other crime involving moral turpitude, fraud or dishonesty; (iv) the neglect or failure or refusal of Executive to perform in any material respect the duties hereunder;
(v) the breach of any covenant set forth in Sections 8, 9 or 10 hereof; or (vi) any other material breach of this Agreement; provided, however, that in the circumstances described in clauses (iv) or (vi) of this Section 6(d), Executive has failed to cure such neglect, failure, refusal or breach within 10 days after the receipt of written notice thereof describing in reasonable detail such neglect, failure, refusal or breach and stating that such notice is being delivered pursuant to this section.

          (e) Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason upon 60 days' written notice to the Company, unless such events are corrected in all material respects by the Company within 30 days following written notification by Executive to the Company, provided that such notice is given within 90 days of Executive's discovery of the Good Reason event. "Good Reason" shall mean, without the express written consent of Executive, the occurrence of any of the following events:

          (i) Executive shall (except temporarily during any period of disability or incapacity) cease to have a position, duties, responsibilities, authorities or titles consistent with that of Chief Executive Officer of the Company or any assignment to Executive of duties or responsibilities not commensurate with Executive's position as the Chief Executive Officer of the Company;

          (ii) any purported termination by the Company of Executive's employment which is not effectuated pursuant the express terms and provisions hereof;

          (iii) Executive shall cease to be a director of the Company, other than as a result of his voluntary resignation;

          (iv) the imposition of a requirement for the relocation of the Executive to a facility or a location more than fifty (50) miles from the Company's current headquarters location in Fort Lee, New Jersey ;

          (v) a reduction by the Company in Executive's Base Salary (unless there is a reduction of compensation applicable to senior executives generally); or

          (vi) a material breach by the Company of any provisions of this Agreement.


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     7. Compensation Following and Effects of Termination Prior to October 31,
2009. In the event that this Agreement is terminated prior to October 31, 2009, Executive shall be entitled to the following compensation and benefits upon such termination:

          (a) Termination by Reason of Death or Disability. In the event that this Agreement is terminated pursuant to Sections 6(a) or (b), the Company shall pay the following amounts to Executive within five business days of such termination (or, in the case of payments under Section 7(a)(iii) below, when provided under the applicable plan, policy or practice):

               (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination;

               (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5 hereof; and

               (iii) all other benefits, if any due Executive following Executive's termination for death or Disability in accordance with the plans, policies and practices of the Company.

          (b) Termination by the Company without Cause. In the event that Executive's employment is terminated by the Company pursuant to Section 6(c), the Company shall pay the following amounts to Executive within five business days of the termination (or, in the case of payments under Section 7(b)(iv) below, when provided under the applicable plan, policy or practice):

               (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination;

               (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5 hereof;

               (iii) a lump sum payment equal to 12 times the Base Salary payable for the month in which such termination occurred; and

               (iv) all other benefits, if any due Executive following Executive's termination without Cause in accordance with the plans, policies and practices of the Company.

          (c) Termination by the Company for Cause or as a result of resignation of Executive. In the event that this Agreement is terminated by the Company for Cause pursuant to Section 6(d) or as a result of resignation of Executive, the Company shall pay the following amounts to Executive within five business days of such termination (or, in the case of payments under Section 7(c)(iii) below, when provided under the applicable plan, policy or practice):

               (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination;


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               (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5 hereof; and

               (iii) all other benefits, if any due Executive following Executive's termination for Cause or voluntary resignation in accordance with the plans, policies and practices of the Company.

          (d) No Other Benefits or Compensation. Except as provided in this
Section 7, Executive shall not have any right to receive any other compensation or payment, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.

          (e) Release. Any and all amounts payable and benefits or additional rights provided to Executive upon termination of employment shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims reasonably acceptable to the Company and to the Executive.

     8. Restrictive Covenants.

          (a) Proprietary Information. Executive acknowledges that the Company will give Executive access to and use of Proprietary Information and Confidential Records (as those terms are defined below) of members of the Company Group. In consideration of being granted such access and use, Executive covenants that he shall not during the Employment Period or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any individual or entity other than any member of the Company Group, nor otherwise disclose to any individual or entity, any Proprietary Information of which Executive has knowledge, unless such disclosure has been specifically authorized in writing by an officer of the Company or is required by law. Executive acknowledges and understands that the term "Proprietary Information" shall mean: (i) all inventions, know-how, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements, and all related documentation, whether or not patentable, copyrightable or entitled to other forms of protection, utilized by any member of the Company Group or which are directly related to the Business; (ii) the name and/or address of any customer or vendor of any member of the Company Group or any information concerning the transactions or relations of any customer or vendor of any member of the Company Group with any member of the Company Group, or any of their stockholders, members, principals, directors, officers, employees or agents; (iii) any financial information relating to any member of the Company Group and their respective businesses, including, without limitation, information relating to pricing or marketing methods, sales margins, cost or source of materials, supplies or goods, capital structure, operating results or borrowing arrangements; (iv) any information which is generally regarded as confidential or proprietary in any line of business engaged in by any member of the Company Group; (v) any business plans, budgets, advertising or marketing plans of any member of the Company Group; (vi) any information contained in any of the written or verbal policies and procedures or manuals of any member of the Company Group; (vii) any information belonging to customers, vendors or affiliates of any member of the Company Group or any other individual or entity which any member of the Company Group has agreed to hold in confidence; and
(viii) all written, graphic and other material (in any medium whether in writing,


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on magnetic tape or in electronic or other form) containing any of the foregoing. Executive acknowledges and understands that information that is not novel or is not copyrighted, trademarked or patented, or eligible for such or any other protection, may nonetheless be Proprietary Information. The term "Proprietary Information" shall NOT include information generally available to the public.

          (b) Confidentiality and Surrender of Records. Executive shall not during the Employment Period or at any time thereafter (irrespective of the circumstances under which this Agreement terminates), except as required by law or as is necessary for the performance of Executive's duties under this Agreement, and only upon prior written notice thereof to the Company, directly or indirectly, publish, make known or in any manner disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity. Executive shall not retain, and shall deliver promptly to the Company, all copies of any of the same following termination of this Agreement for any reason or upon request by the Company. For purposes of this
Section 8, "Confidential Records" means, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records containing any Proprietary Information (in any medium whether in writing, on magnetic tape or in electronic or other form) or equipment of any kind which may be in Executive's possession or under their control or accessible to Executive. All Confidential Records shall be and remain the sole and exclusive property of the Company during the Employment Period and thereafter.

          (c) Noncompetition; Nonsolicitation, Etc.. (i) Executive will be a key representative of the Company and the Company Group and will possess unique knowledge of the Company Group and its operations. The future prospects of the Company Group are dependent in significant part on Executive's knowledge, contacts and efforts and in the course of Executive's employment relationship Executive will represent the Company Group in its dealings with payors, providers, customers, suppliers and employees, and the competitive survival and goodwill of the Company Group will be dependent upon its maintaining favorable relations with payors, providers, customers, suppliers and employees. The provisions contained in this Section 8(c) are required to preserve such future prospects. Except as provided below, during the Employment Period and for a period of 12 months thereafter (the "Restricted Period"), Executive shall not without the prior written consent of the Board, either directly, indirectly, separately or in association with others:

          (A) engage in the operation of or have any financial interest in (whether as an officer, employee, partner, owner, lender, shareholder, member, operator, consultant or otherwise) any person, firm, corporation or business that itself engages in, or through a subsidiary or affiliate engages in, any element of the Business in the Commonwealth of Puerto Rico or in any county in the United States in which a member of the Company Group operates or has applied to operate in the Business during the Employment Period; or

          (B) solicit, accept, or conduct, or cause or encourage others to solicit, accept or conduct Business with any person who, during the Employment Period or the one year period prior to the date hereof was a customer or with or to whom the Company or any other member of the Company Group made a proposal or offer


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          as a potential provider to, customer of, or payor to, the Company or any other member of the Company Group; or

          (C) employ, attempt to employ, or cause or encourage others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Company or any other member of the Company Group, on the one hand, and any of its officers, managers, partners, directors, employees, customers, providers, payors, suppliers or agents, on the other hand; or

          (D) directly or indirectly advise or encourage any director, officer, manager, employee, agent, consultant or representative or client of, or vendor or supplier to the Company or any other member of the Company Group to terminate his, her or its relationship with the Company or any other member of the Company Group or to reduce the amount of business it does with the Company or any other or any other member of the Company Group.

          (ii) Miscellaneous.

          (A) Nothing in this Agreement shall prohibit Executive from owning five percent (5%) or less of the issued and outstanding securities of a company which is engaged in the Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System.

          (B) If any portion of the covenants set forth in this Section 8(c) above shall be held unreasonable because of the term, geographic zones, activities or services, or other matters covered thereby, the covenants shall nevertheless be enforced in such reduced scope or form as may be determined by an arbitrator.

          (C) Executive acknowledge that the Company would not enter into this employment relationship without the assurance that Executive will not engage in any of the activities prohibited by this Sections 8(c) for the periods set forth herein.

          (D) Executive agree to restrict his actions as provided for in this
          Section 8(c) and further acknowledge that the scope and duration of the restrictions set forth in this Section 8(c) are reasonable in light of the specific nature and duration of the employment relationship and the payments Executive are receiving pursuant to the terms of this Agreement, which payments benefit Executive directly.

          (E) For purposes of any provision of this Section 8(c), "directly or indirectly" means in Executive's individual capacity for Executive's own benefit or for the benefit of any other person, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person whatsoever.

          (F) Executive acknowledges and agrees that, by virtue of Executive's position, services and access to and use of Confidential Records or Proprietary


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          Information (defined above), any violation by Executive of any of the undertakings contained in this Section 8(c) would cause the Company and other members of the Company Group immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, Executive agree that in the event of Executive's breach or threatened breach of any said undertakings, the Company and other members of the Company Group will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post bond and without proving that damages would be inadequate).

          (G) The rights and remedies provided for in this Section 8(c) are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. If the final judgment of an arbitrator declares that any provision of this Section 8(c) is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and the provisions of this Section 8(c) shall be enforceable as so modified.

          (iii) Executive understands that the provisions of this Section 8(c) may limit Executive's ability to earn a livelihood in a business similar to the Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

     9. Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or otherwise produced by Executive at any time, alone or with others, and relating or useful to the Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the Employment Period ("Developments"), shall be the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to the Company, without any further consideration, all Executive's right, title and interest throughout the world in and to all Developments. Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of


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the same, and at any time upon request; provided, however, that Developments excluded under the preceding sentence shall be received by the Company in confidence. Furthermore, Executive hereby irrevocably constitutes and appoints the Company and any officer, employee or agent thereof, with full power of substitution, as Executive's true and lawful attorney-in-fact with full irrevocable power and authority to take all appropriate action and to execute any and all such assignments and other documents necessary to effectuate the foregoing. Executive hereby agrees to execute and deliver to the Company such documents and instruments as the Company may reasonably request from time to time to effectuate the purposes of this section. With respect to Developments that are not owned by or assigned to the Company pursuant to this Section 9, Executive hereby agrees that the Company shall have, and Executive hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such Developments that are within the scope of the Company's actual and anticipated business.

     10. Cooperation. Executive shall, during the Employment Period and thereafter, at the reasonable request of the Company, fully cooperate with any member of the Company Group in connection with the prosecution or defense of any claim, action, arbitration, suit or proceeding (each a "Claim") against or by a third party relating to any member of the Company Group or Executive or the performance of its or Executive's services hereunder or as an officer of any member of the Company Group, including, without limitation, providing access to Executive's files and records that are relevant to such Claim, and appearing as a witness in any such Claim. In such event, Executive by the Company for his reasonable out of pocket expenses and shall be paid a reasonable fee for his services by the Company. During the Employment Period and thereafter, Executive agrees to give the Company notice of any such Claim by a third party promptly after receipt of any notice given in connection therewith to Executive by a party other than the Company.

     11. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (a) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (b) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (c) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

          If to Executive, to:

          Timothy J.O Donnell
          c/o Aveta Inc.
          411 Hackensack Avenue, 7th Floor
          Hackensack, N.J. 07601


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          Telecopy: 201-346-8410

          If to the Company to:

          Aveta Inc.
          411 Hackensack Avenue, 7th Floor
          Hackensack, N.J. 07601
          Attention: General Counsel
          Telecopy: 201-346-8410

     12. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement or Executive's employment with the Company, other than injunctive relief under Section 8 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge and agree that if the Executive is the prevailing party in any arbitration, as determined by the arbitrator, he shall be entitled to receive his reasonable attorneys' fees, costs of arbitration and other expenses incurred in connection with the arbitration from the Company promptly upon presentment of appropriate documentation. The arbitrator shall not have the authority to award punitive or exemplary damages.

     13. Assignment. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

     14. Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the engagement of Executive and supersedes all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. All prior employment, consulting or other agreements between any member of the Company Group and Executive with respect to the performance of any services by Executive to any member of the Company Group (including, without limitation, the Amended and Restated Consulting Agreement by and among Aveta Health, Inc. and Executive dated as of November 1, 2004) or the payment of any royalties, license fees or other similar fees to Executive, are hereby terminated. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by any party hereto of any


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breach hereunder by the other parties shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. Any provision in this Agreement (or any agreement or arrangement referenced herein) that is inconsistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), including the timing of any payment, shall be deemed to be amended to comply with Section 409A of the Code in the manner most favorable to Executive (other than the requirement to pay a lump sum if a lump sum is not otherwise provided for in this Agreement, applicable plan or document).

     15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any arbitrator to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. To the extent that an arbitrator determines that Executive breached any undertaking in Section 8, 9 or 10 hereof, the Company's obligations to make payments hereunder shall immediately cease, provided that the Company shall be liable for such payments in the event that the determination of such arbitrator is overturned or reversed by any higher arbitrator. If the final judgment of an arbitrator declares that any provision of this Agreement, including, without limitation, any provision of Section 8, 9 or 10 hereof, is invalid or unenforceable, the parties hereto agree that the arbitrator making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

     16. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement, shall so survive such termination.

     17. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof). Each of the parties hereto irrevocably agrees that any legal action or proceeding for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of New York or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York.

     18. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

     19. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     20. Acknowledgment. The parties executing this Agreement acknowledge that they have read this Agreement in detail and fully understand and accept every provision and covenant the same.

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     22. Acceptance. Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first above written.

AVETA INC.


By: /s/ Joseph Mark
    ---------------------------------


TIMOTHY J. O DONNELL

/s/ Timothy J. O Donnell
-------------------------------------
Timothy J. O Donnell

                                                                       Exhibit A

                                [Form of Release]


                                  Page 13 of 13